Exhibit 99.1

FOR IMMEDIATE RELEASE

900 S. Shackleford, Suite 401	FOR FURTHER INFORMATION CONTACT:
Little Rock, AR 72211	Richard N. Massey | Chairman
Matt Machen | CFO
501.975.6011

Bear State Financial, Inc. Declares 11% Stock Dividend

Little Rock, AR – November 12, 2014 – Bear State Financial, Inc. (“Bear State,” NASDAQ: BSF), today announced that it has declared an 11% stock dividend per common share payable on December 15, 2014, to shareholders of record at the close of business on December 1, 2014.

Shareholders will receive 1 additional share of Bear State common stock for every 9 shares owned. They will also receive the cash equivalent of any fractional shares which they are entitled, since no partial shares will be issued.

About Bear State Financial, Inc.

Bear State Financial is the parent company for First Federal Bank, First National Bank in Hot Springs and Heritage Bank in Jonesboro. Bear State Financial, Inc. stock is traded on the NASDAQ Global Market under the symbol BSF.  For more information on Bear State Financial, please visit www.bearstatefinancial.com. Its principal subsidiaries, First Federal Bank, First National Bank and Heritage Bank, N.A. (collectively, the “Banks”), are community oriented financial institutions providing a broad line of financial products to individuals and business customers.  Collectively, the Banks operate 45 branch offices throughout Arkansas and Southeast Oklahoma.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in Bear State ’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Banks’ pricing, products and services, and with respect to the loans extended by the Banks and real estate owned, market prices of the property securing loans and the costs of collection and sales. Bear State wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Bear State does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.